Exhibit 4.01

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

As Amended July 31, 2008

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights. Capitalized terms not defined in the text are defined in Section 24.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available for Awards. Subject to Sections 2.2, 2.3 and 19, the aggregate number of Shares that have been reserved pursuant to this Plan is [78,585,000] [final amount to be determined and approved at Board meeting] Shares. Shares that are: (a) subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award; (b) subject to an Award granted hereunder but are forfeited; or (c) subject to an Award that otherwise terminates or is settled without Shares being issued shall revert to and again become available for issuance under the Plan in the same amount as such Shares were counted against the number of Shares reserved pursuant to Section 2.2. . The following Shares shall not again become available for issuance under the Plan: (x) Shares that are not issued or delivered as a result of the net settlement of an Option or Stock Appreciation Right; (y) Shares that are used to pay the exercise price or withholding taxes related to an Award; or (z) Shares that are repurchased by the Company with the proceeds of an Option exercise. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options and Stock Appreciation Rights granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.2 Share Usage. Shares covered by an award shall be counted as used as of the Grant Date. Any Shares that are subject to Awards of Options or SARs, granted on or after July 31, 2008, shall be counted against the aggregate number of Shares reserved as set forth in Section 2.1 as one (1) Share for every one (1) Share subject to an Award of Options or SARs. Any Shares that are subject to Awards other than Options or SARs, granted on or after July 31, 2008, shall be counted against the number of Shares available for grant (as set forth in Section 2.1) as 1.82 Shares for every one (1) Share granted.

2.3 Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Awards, and (c) the number of Shares associated with other outstanding Awards, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive Awards covering more than 1,400,000 Shares in any calendar year under this Plan, of which no more than 400,000 Shares shall be covered by Awards of Restricted Stock or Restricted Stock Units, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive Awards covering up to a maximum of 2,800,000 Shares in the calendar year in which they commence their employment, of which no more than 800,000 Shares shall be covered by Awards of Restricted Stock or Restricted Stock Units. For purposes of these limits, each Restricted Stock Unit settled in Shares (but not those settled in cash), shall be deemed to cover one Share. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 10 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 10 hereof, the Committee will have the authority to:

(a)	construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)	prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)	select persons to receive Awards;

(d)	determine the form and terms of Awards;

(e)	determine the number of Shares or other consideration subject to Awards;

(f)	determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability and payment of Awards;

(i)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j)	determine whether an Award has been earned; and

(k)	make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 10 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to (i) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan, and (ii) grant an Award under this Plan to Participants who are not Insiders of the Company.

4.3 Section 162(m). To the extent that Awards are granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee, which may be the Committee, of two or more “outside directors” within the meaning of Section 162(m) of the Code. For purposes of qualifying grants of Awards as “performance-based compensation” under Section 162(m) of the Code, the committee, in its discretion, may set restrictions based upon the achievement of performance goals. The performance goals shall be set by the committee on or before the latest date permissible to enable the Awards to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Awards that are intended to qualify under Section 162(m) of the Code, the committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Awards under Section 162(m) of the Code (e.g., in determining the performance goals).

5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISO”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and, except as otherwise required by the terms of Section 10 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period; Performance Goals.

(a) Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided, further, that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

(b) Participant’s ability to exercise Options shall be subject to such restrictions, if any, as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Stock Option Agreement. Options may vary from Participant to Participant and between groups of Participants. Should the Committee elect to impose restrictions on an Option, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Option; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares subject to such Option. Prior to such Option becoming exercisable, the Committee shall determine the extent to which such Performance Factors have been met. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different Performance Periods and have different performance goals and other criteria.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 9 of this Plan.

5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a)	If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

(b)	If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then Participant’s Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c)

Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant’s estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In the event that the Committee has delegated to one or more officers of the Company the authority set forth in Section 4.2 above and Participant has been notified that such officer or officers has made a determination that Participant has been terminated for Cause, Participant shall have five (5) business days (measured from the date he or she was first notified of such determination) to appeal such determination to the Committee. If Participant appeals to the Committee in a timely manner, the Committee shall give the Participant an opportunity to present to the Committee evidence on his or her behalf. If the

Committee has not delegated to one or more officers of the Company the authority set forth in Section 4.2, and the Committee makes such Cause determination itself, such decision shall be deemed final and unappealable. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company or Subsidary dispatches notice or advice to the Participant that his service is terminated.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options, provided however, that (i) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, (ii) any such action shall not extend the exercise period of the Option to a date later than the later of (a) the fifteenth day of the third month following the date on which the Option otherwise would have expired or (b) December 31 of the calendar year in which the Option would have otherwise expired, and (iii) the Committee may not reduce the Exercise Price of outstanding Options without the approval of the stockholders. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK. A Restricted Stock Award is an offer by the Company to grant or to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the “Purchase Price”), if any, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

6.1 Form of Restricted Stock Award. All grants or purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Purchase Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant’s execution and delivery of the Restricted Stock Purchase Agreement and full payment, if any, for the Shares to the Company within thirty (30) days, or such other date as may be set forth in the Restricted Stock Purchase Agreement, from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment, if any, for the Shares to the Company within thirty (30) days, or such other date as may be set forth in the Restricted Stock Purchase Agreement, then the offer will terminate, unless otherwise determined by the Committee.

6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award, if any, will be determined by the Committee on the date the Restricted Stock Award is granted. At the Committee’s discretion, consideration for the Restricted Stock Award may be in the form of continued service to the Company or a Subsidiary. Payment of the Purchase Price may be made in accordance with Section 9 of this Plan.

6.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee determines otherwise in the case of a Participant who is not a “covered employee” for purposes of Section 162(m) of the Code in the year of Termination.

7. RESTRICTED STOCK UNITS. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a share of the Company’s Common Stock. A Restricted Stock Unit does not constitute a share of, nor represent any ownership interest in, the Company. The Committee will determine the number of Restricted Stock Units granted to any eligible person; whether the Restricted Stock Units will be settled in Shares, in cash, or in a combination of the two; the price to be paid (the “Purchase Price”), if any, for any Shares issued pursuant to a Restricted Stock Unit; the restrictions to which the Restricted Stock Units will be subject, and all other terms and conditions of the Restricted Stock Units, subject to the following:

7.1 Form of Restricted Stock Unit Award. All Restricted Stock Units granted pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Unit Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock Units will be accepted by the Participant’s execution and delivery of the Restricted Stock Unit Agreement within thirty (30) days, or such other date as may be set forth in the Restricted Stock Unit Agreement, from the date the Restricted Stock Unit Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Unit Agreement within thirty (30) days, or such other date as may be set forth in the Restricted Stock Unit Agreement, then the offer will terminate, unless otherwise determined by the Committee.

7.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Unit, if any, will be determined by the Committee on the date the Restricted Stock Unit is granted. At the Committee’s discretion, consideration for the Restricted Stock Unit may be in the form of continued service to the Company or a Subsidiary. Payment of the Purchase Price, if any, shall be made in accordance with Section 9 of this Plan when the Shares are issued.

7.3 Terms of Restricted Stock Units. Restricted Stock Units shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Restricted Stock Unit Agreement. Restricted Stock Units may vary from Participant to Participant and between groups of Participants. Prior to the grant of Restricted Stock Units, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Unit; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Restricted Stock Units that will be awarded to the Participant. Prior to the payment (whether in Shares, cash or otherwise) of any Restricted Stock Units, the Committee shall determine the extent to which such Restricted Stock Units have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Units that are subject to different Performance Periods and have different performance goals and other criteria.

7.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Units only to the extent earned as of the date of Termination in accordance with the Restricted Stock Unit Agreement, unless the Committee determines otherwise in the case of a Participant who is not a “covered employee” for purposes of Section 162(m) of the Code in the year of Termination.

7.5 Payment When Restrictions Lapse. The cash or Shares that a Participant is entitled to receive pursuant to a Restricted Stock Unit shall be paid or issued to the Participant when all applicable restrictions and other conditions applicable to the Restricted Stock Unit have lapsed or have been satisfied, unless the Restricted Stock Unit Agreement provides for a later settlement date in compliance with Section 409A of the Code.

8. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights or SARs to eligible persons and will determine the number of Shares subject to the SARs, the Exercise Price of the SARs, the period during which the SARs may be exercised, and all other terms and conditions of the SARs, subject to the following:

8.1 Form of SAR Grant. SARs granted under this Plan will be evidenced by an Award Agreement that will expressly identify the SARs as freestanding SARs (SARs granted independent of any other Option), tandem SARs (SARs granted in connection with an Option, or any portion thereof), or any combination thereof (“SAR Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

8.2 Date of Grant. The date of grant of a SAR will be the date on which the Committee makes the determination to grant such SAR, unless otherwise specified by the Committee. The SAR Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the SAR.

8.3 Exercise Price and Other Terms.

(a) The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted; provided, further, that the Exercise Price for freestanding SARs shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date. The Exercise Price for tandem SARs shall equal the Exercise Price of the related Option.

(b) Participant’s ability to exercise SARs shall be subject to such restrictions, if any, as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual SAR Agreement. SARs may vary from Participant to Participant and between groups of Participants. Should the Committee elect to impose restrictions on a SAR, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the SAR; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares subject to such SAR. Prior to such SAR becoming exercisable, the Committee shall determine the extent to which such Performance Factors have been met. Performance Periods may overlap and Participants may participate simultaneously with respect to SAR that are subject to different Performance Periods and have different performance goals and other criteria.

8.4 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. Tandem SARs may be exercised only with respect to the Shares for which the related Option is then exercisable. With respect to tandem SARs granted in connection with an Option: (a) the tandem SARs shall expire no later than the expiration of the underlying Option; (b) the value of the payout with respect to the tandem SARs shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SARs are exercised; and (c) the tandem SARs shall be exercisable only when the Fair Market Value of the Shares subject to the underlying Option exceeds the Exercise Price of the Option.

8.5 Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

8.6 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The difference between (i) the Fair Market Value of a Share on the date of exercise (or such other date as may be determined by the Committee and set forth in the Participant’s SAR Agreement) and (ii) the Exercise Price; times

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of the SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

8.7 Termination. Notwithstanding the exercise periods set forth in the SAR Agreement, exercise of a SAR will always be subject to the following:

(a)	If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s SAR only to the extent that such SAR would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event, no later than the expiration date of the SAR.

(b)	If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then Participant’s SAR may be exercised only to the extent that such SAR would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the expiration date of the SAR.

(c)	Notwithstanding the provisions in paragraph 8.7(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant’s estate nor such other person who may then hold the SAR shall be entitled to exercise any SAR with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which Termination occurs, for salary in lieu of notice, or for any other benefits. In the event that the Committee has delegated to one or more officers of the Company the authority set forth in Section 4.2 above and Participant has been notified that such officer or officers has made a determination that Participant has been terminated for Cause, Participant shall have five (5) business days (measured from the date he or she was first notified of such determination) to appeal such determination to the Committee. If Participant appeals to the Committee in a timely manner, the Committee shall give the Participant an opportunity to present to the Committee evidence on his or her behalf. If the Committee has not delegated to one or more officers of the Company the authority set forth in Section 4.2, and the Committee makes such Cause determination itself, such decision shall be deemed final and unappealable. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company or Subsidiary dispatches notice or advice to the Participant that his service is terminated.

8.8 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding SARs and authorize the grant of new SARs, provided however, that (i) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any SAR previously granted, (ii) any such action shall not extend the exercise period of the SAR to a date later than the later of (a) the fifteenth day of the third month following the date on which the SAR otherwise would have expired or (b) December 31 of the calendar year in which the Option would have otherwise expired, and (iii) the Committee may not reduce the Exercise Price of outstanding SARs without the approval of the stockholders.

9. PAYMENT FOR SHARE PURCHASES. Where expressly approved for the Participant by the Committee and where permitted by law, payment for Shares purchased pursuant to this Plan may:

(a)	be made in cash (by check);

(b)	by cancellation of indebtedness of the Company to the Participant;

(c)	by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

(d)	by waiver of compensation due or accrued to the Participant for services rendered;

(e)	with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:

(1)	through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(2)	through a “margin” commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(f)	by withholding from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to satisfy the Exercise Price or Purchase Price (the Fair Market Value of the Shares to be withheld shall be determined on the date that the Award is exercised by the Participant); or

(g)	by any combination of the foregoing; or

(h)	such other consideration and method of payment for issuance of Shares to the extent permitted by applicable laws.

10. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

10.1 Types of Awards and Shares. Awards granted under this Plan and subject to this Section 10 may, at the discretion of the Committee, be NQSOs, SARs, or Restricted Stock Units; provided, however, that any payment upon exercise of SARs granted pursuant to this section 10 shall be in Shares of equivalent value.

10.2 Eligibility. Awards subject to this Section 10 shall be granted only to Outside Directors. Outside Directors shall also be eligible to receive Awards granted pursuant to sections 5, 6, 7 and 8 hereof at such times and on such conditions as determined by the Committee.

10.3 Initial Grant. Each Outside Director who first becomes a member of the Board on or after the Effective Date will automatically be granted (a) an Option or SAR, as determined by the Committee, for 17,500 Shares and (b) 2,500 Restricted Stock Units (together, an “Initial Grant”) on the date such Outside Director first becomes a member of the Board.

10.4 Succeeding Grants. Upon re-election to the Board at each Annual Meeting of Stockholders, each Outside Director will automatically be granted (a) an Option or SAR, as determined by the Committee, for 8,400 Shares and (b) 1,200 Restricted Stock Units (together, a “Succeeding Grant”); provided, however, that any such Outside Director who received an Initial Grant since the last Annual Meeting of Stockholders will receive a prorated Succeeding Grant consisting of (x) an Option or SAR, as determined by the Committee, to purchase a number of Shares equal to 8,400 multiplied by a fraction whose numerator is the number of calendar months or portions thereof that the Outside Director has served since the date of the Initial Grant and whose denominator is twelve, and (y) a grant of Restricted Stock Units equal to 1,200 multiplied by a fraction whose numerator is the number of calendar months or portions thereof that the Outside Director has served since the date of the Initial Grant and whose denominator is twelve.

10.5 Vesting.

(a) The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the “Start Date” for such Award. Each Initial Grant will vest (a) with respect to Options or SARs, as to 2% of the Shares on the Start Date for such Initial Grant, and as to an additional 2% of the Shares on the first day of each calendar month after the Start Date, so long as the Outside Director continuously remains a director of the Company, and (b) with respect to Restricted Stock Units, in accordance with the Restricted Stock Unit Agreement. Succeeding Grants will vest in accordance with each Stock Option, SAR or Restricted Stock Unit Agreement, as the case may be.

(b) Notwithstanding any provision to the contrary, in the event of a corporate transaction described in Section 19.1, the vesting of all Awards granted to Outside Directors pursuant to this Section 10 will accelerate and such Awards will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any Awards not exercised within such three-month period shall expire.

10.6 Exercise Price. The exercise price of an Award pursuant to an Initial Grant or Succeeding Grant shall be the Fair Market Value of the Shares at the time that the Award is granted.

10.7 Shares in Lieu of Cash Compensation. Each Outside Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board) and to receive in lieu thereof Shares. Any such election shall be in writing and must be made before the services are rendered giving rise to such compensation, and may not be revoked or changed thereafter during the Outside Director’s term. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of Shares to be credited to such Outside Director. If an Outside Director so elects to receive Shares in lieu of cash, there shall be credited to such Outside Director a number of Shares equal to the amount of the cash compensation so reduced (increased by 10% as described in the preceding sentence) divided by the Fair Market Value on the day in which the compensation would have been paid in the absence of such election.

11. WITHHOLDING TAXES.

11.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax and social security requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax and social security requirements.

11.2 Stock Withholding. When, under applicable tax or social security laws, a Participant incurs tax or social security liability in connection with the exercise or vesting of any Award that is subject to tax or social security withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum tax or social security withholding obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

12. TRANSFERABILITY.

12.1 Except as otherwise provided in this Section 12, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

12.2 All Awards other than NQSOs and SARs. All Awards other than NQSOs and SARs shall be exercisable: (i) during the Participant’s lifetime, only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees.

12.3 NQSOs and SARs. Unless otherwise restricted by the Committee, a NQSO and SAR shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO or SAR by “permitted transfer;” and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in a Stock Option Agreement or SAR Agreement, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO and SAR but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

13. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

13.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price pursuant to Section 13.2.

13.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of Participant’s Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price or Purchase Price, as the case may be.

14. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the

Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

16. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards; provided, however, that no such exchange program may, without the approval of the Company’s stockholders, allow for the cancellation of an outstanding Option or Stock Appreciation Right followed by its replacement with a new Option or Stock Appreciation Right having a lower Exercise Price. The Committee may, subject to approval by the Company’s stockholders, at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

17. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

19. CORPORATE TRANSACTIONS.

19.1 Assumption or Replacement of Awards by Successor. Except for automatic grants to Outside Directors pursuant to Section 10 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Section 19.1, such Awards will accelerate and will become exercisable in full prior to the consummation of such transaction at such time and on such conditions as the Committee will determine, and if such Awards are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

19.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19, in the event of the occurrence of any transaction described in Section 19.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

19.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Sections 409A and 424(a) of the Code). In the event the Company elects to grant a new Option or SAR rather than assuming an existing option, such new Option or SAR may be granted with a similarly adjusted Exercise Price.

20. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the “Effective Date”). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option or SAR may be exercised prior to initial stockholder approval of this Plan; (b) no Option or SAR granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

21. TERM OF PLAN/GOVERNING LAW. Unless terminated as provided herein, this Plan will continue in effect terminate twenty (20) years from the date this Plan was first adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

22. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

23. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

24. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under this Plan, including any Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means the commission of an act of theft, embezzlement, fraud, dishonesty, other acts constituting gross misconduct, or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Electronic Arts Inc. or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option or a SAR, as the case may be, may purchase the Shares issuable upon exercise of such Option or SAR.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(b)	if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(c)	if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d)	if none of the foregoing is applicable, by the Committee in good faith.

“Family Member” includes any of the following:

(a)	child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b)	any person (other than a tenant or employee) sharing the Participant’s household;

(c)	a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d)	a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e)	any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary of the Company.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)	Profit Before Tax

(b)	Revenue (on an absolute basis or adjusted for currency effects)

(c)	Net revenue;

(d)	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(e)	Operating income;

(f)	Operating margin;

(g)	Operating profit;

(h)	Controllable operating profit, or net operating profit;

(i)	Net Profit;

(j)	Gross margin;

(k)	Operating expenses or operating expenses as a percentage of revenue;

(l)	Net income;

(m)	Earnings per share;

(n)	Total stockholder return;

(o)	Market share;

(p)	Return on assets or net assets;

(q)	The Company’s stock price;

(r)	Growth in stockholder value relative to a pre-determined index;

(s)	Return on equity;

(t)	Return on invested capital;

(u)	Cash Flow (including free cash flow or operating cash flows)

(v)	Cash conversion cycle;

(w)	Economic value added; and

(x)	Individual confidential business objectives;

(y)	Contract awards or backlog;

(z)	Overhead or other expense reduction;

(aa)	Credit rating;

(bb)	Strategic plan development and implementation;

(cc)	Succession plan development and implementation;

(dd)	Improvement in workforce diversity;

(ee)	Customer indicators;

(ff)	New product invention or innovation;

(gg)	Attainment of research and development milestones;

(hh)	Improvements in productivity;

(ii)	Attainment of objective operating goals and employee metrics.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee, which shall be no less than one calendar quarter nor more than five years (unless tied to a specific and objective milestone or event), during which time of service or performance is to be measured for Awards.

“Plan” means this EA 2000 Equity Incentive Plan, as amended from time to time.

“Restricted Stock Award” means an award of Shares that are subject to restrictions pursuant to Section 6.

“Restricted Stock Unit” means an award of the right to receive, in cash or Shares, the value of a share of the Company’s Common Stock pursuant to Section 7.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with a related Option that pursuant to Section 8 is designated as a SAR.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

“Vested Shares” means “Vested Shares” as defined in the Award Agreement.

ELECTRONIC ARTS INC.

NONQUALIFIED STOCK OPTION GRANT

2000 EQUITY INCENTIVE PLAN

[Box with Optionee information]

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the optionee named above (the “Optionee”), a non-qualified stock option grant (the “Option”) under the Company’s 2000 Equity Incentive Plan (the “Plan”), to purchase the total number of shares set forth below of common stock of the Company (the “Option Shares”) at the exercise price set forth below (the “Exercise Price”). The Option is subject to all the terms and conditions of the Nonqualified Stock Option Grant including the terms and conditions in the attached Appendix A (the “Grant”) and the Plan, the provisions of which are incorporated herein by reference. The principal features of the Option are as follows:

[Box with grant and vest date information]

Subject to the terms and conditions of the Plan and the Grant, these Options will first vest and become exercisable as to [INSERT VESTING TERMS]

The Optionee shall be deemed to have worked a calendar month if Optionee has worked any portion of that month. Only vested Options may be exercised. Vesting will continue in accordance with the Grant schedule during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such vesting shall not exceed the maximum vesting period protected by local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise provided by local law.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE OPTION.

ELECTRONIC ARTS INC.

/s/ Steve Bené
Steve Bené Senior Vice President, General Counsel

ACCEPTANCE:

Optionee hereby acknowledges that a copy of the Plan and a copy of the Prospectus as amended are available upon request from the Stock Administration department and can also be accessed electronically. Optionee represents that Optionee has read and understands the terms and conditions thereof, and accepts the Option subject to all the terms and conditions of the Plan and the Grant. Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option and that Optionee should consult a tax advisor prior to such exercise.

ELECTRONIC ARTS INC.

Nonqualified Stock Option (the “Option”) Terms and Conditions (US)

Under the 2000 Equity Incentive Plan

1. Form of Option Grant. Each Option granted under the Plan shall be evidenced by a Stock Option Grant (the “Grant”) in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of the Plan. Grants may be evidenced by paper copy or electronic copy.

2. Date of Grant. The date of grant of the Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the committee. The Grant representing the Option will be delivered to Optionee within a reasonable time after the granting of the Option. Copies of the Plan and Prospectus are available electronically at http://portal.ea.com/home/stockadmin and can also be obtained by contacting the Stock Administration Department. Delivery may be made either by paper copy or electronically.

3. Exercise Price. The exercise price of the Option shall be determined by the Committee on the date the Option is granted.

4. Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted.

5. Restrictions on Exercise. Exercise of the Option is subject to the following limitations:

(a) The Option may not be exercised until the Plan has been approved by the stockholders of the Company as set forth in the Plan.

(b) The Option may not be exercised unless such exercise is in compliance with the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, all applicable state securities laws, and the requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed, as they are in effect on the date of exercise.

(c) The Option may be exercised even if there is outstanding, within the meaning of Section 422A(c)(7) of the Internal Revenue Code of 1954, as amended (the “Code”), any incentive stock option to purchase stock of the Company or its Parent or Subsidiary (as defined in the plan) that was granted to the Optionee before the grant of the Option.

6. Cancellation of Option.

(a) Except as provided in this section, the Option shall be cancelled in whole if Optionee is terminated and may not be exercised to the extent cancelled. If the Optionee is terminated for any reason except by death or disability, the Option, to the extent it is exercisable on the Termination Date, may be exercised by the Optionee within three (3) months after the Termination Date, but in no event later than the Expiration Date;

(b) Except as provided in this subsection, the Option shall be cancelled in part, if Optionee ceases to be a full-time employee, but remains an employee of the Optionee’s employer, and may not be exercised to the extent cancelled. If the Optionee ceases to be a full-time employee for any reason other than disability, the Option, to the extent it is exercisable on the date on which the Optionee ceases to be a full-time employee, may be exercised by the Optionee within three (3) months after the Termination Date, but in no event later than the Expiration Date:

(i) Unless otherwise required by local law, an Optionee shall be deemed to be a “full-time” employee if Optionee works not less than 40 hours per week;

(ii) Except to the extent the Option is cancelled in accordance with subsection (b)(iii) below, the Option shall continue to vest in equal monthly amounts from the Termination Date up to 50 calendar months from the vest start date set forth in the Grant (the “Vest Start Date”), provided the Optionee is continuously employed during the period; and

(iii) The number of Option Shares under the Option that shall be cancelled in accordance with this subsection will be determined by multiplying the total number of Option Shares by the following fraction:

40 minus [number of hours regularly worked per week] / 40

(c) If the Optionee’s employment with the Company is terminated because of the Retirement of the Optionee, as defined below, the Option, to the extent that it is exercisable on the Termination Date, may be exercised by the Optionee at any time prior to the earlier of (i) expiration of sixty (60) months from the Termination Date, and (ii) the Expiration Date. For the purposes of this Paragraph 6(c) “Retirement” means voluntary termination of employment with the Company by Optionee if Optionee’s age added to Optionee’s years of Service with the Company equals or exceeds sixty (60) and Optionee has at least ten (10) years of service with the Company. For the purposes of this Paragraph 6(c), “Service” means employment from date of hire to Termination Date plus any previous employment with the Company where the previous employment period was at least 12 months (exclusive of any extended non-medical leaves of absence) and exceeded the length of time between Optionee’s previous and current employment with the Company.

(d) If the Optionee is Terminated because of the death of the Optionee or disability of the Optionee within the meaning of Section 22(e)(3) of the Code, the Option, to the extent that it is exercisable on the Termination Date, may be exercised by the Optionee (or the Optionee’s legal representative) at any time prior to the expiration of twelve months after the Termination Date, but in any event no later than the Expiration Date.

(e) Notwithstanding the provisions in subsection 6(a) above, if the Optionee’s employment is terminated for Cause, the Option may not be exercised to any extent whatsoever and any and all rights and claims Optionee may have to any Option Shares, or value attributable to any Option Shares upon vesting is hereby revoked.

(f) Notwithstanding the provisions in subsection 6(a) above, if (i) the Optionee’s employment with the Company is terminated other than for Cause, (ii) the Optionee was subject to the Company’s “trading window” (as described in the Company’s Policy on Securities Trades by Electronic Arts Personnel) at the time his or her employment was terminated, and (iii) the “trading window” was closed at the time the Optionee’s employment was terminated and remained closed during the entire Post-Termination Exercise Period (thereby preventing the immediate resale of Shares acquired upon exercise of the Option), then the Option, to the extent it is exercisable on the Termination Date, shall remain exercisable until ten (10) days after the date the Optionee is notified by the Company that the “trading window” has been opened; provided, however, that no Option will be exercisable later than the Expiration Date.

(g) Nothing in the Plan or the Grant shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Optionee’s employment or other relationship at any time, with or without cause.

7. Manner of Exercise.

(a) The Option shall be exercisable by delivery to the Company of written notice in the form attached hereto as Exhibit A, or in such other form as may be approved by the Board of Directors of the Company, which shall set forth the Optionee’s election to exercise the Option, the number of Option Shares being purchased, and such other representations and agreements as to the Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

(b) Such notice shall be accompanied by full payment of the Exercise Price (i) in cash; (ii) by tender of shares of Common Stock of the Company having a fair market value equal to the Exercise Price; or (iii) a combination of the foregoing, provided that a portion of the exercise price equal to the par value of the Shares, if any, must be paid in cash or other legal consideration.

(c) Prior to the issuance of the Option Shares upon exercise of the Option, the Optionee must pay or make adequate provision for any applicable federal, state, or provincial withholding obligations of the Company.

(d) Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Option Shares registered in the name of the Optionee or the Optionee’s legal representative.

8. Compliance with Laws and Regulations. The issuance and transfer of Option Shares shall be subject to compliance by the Company and the Optionee with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

9. Nontransferability of Option. No Option or Stock Purchase Right may be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent and distribution or as determined by the Committee and set forth in the written grant with respect to Stock Purchase Rights and Options that are not Incentive Stock Options.

10. Tax Consequences. Set forth below is a brief summary as of the date the form of grant was adopted of some of the federal and California tax consequences of exercise of the Option and disposition of the Shares. Additional information is included in the Prospectus for the Plan, as amended. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(a) Exercise. Upon exercise, Optionee will recognize compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The Company may be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(b) Disposition of the Shares. For federal tax purposes, if the Shares are held for less than twelve (12) months after the date of transfer of the Shares pursuant to the exercise of a nonqualified stock option, any gain realized on the disposition of the Shares will be treated as a short-term capital gain. If the Shares are held for more than twelve (12) months any such gain will be treated as long-term capital gain.

11. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Grant shall be submitted by Optionee, Optionee’s employer, or the Company, forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Optionee, Optionee’s employer, and/or the Company.

12. Entire Agreement. The Exercise Notice and Agreement attached as Exhibit A and the Plan available upon request from the Stock Administration department and also accessible electronically is incorporated herein by reference. The Grant, the Plan and the Exercise Notice and Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

ELECTRONIC ARTS INC.

NONQUALIFIED STOCK OPTION GRANT

2000 EQUITY INCENTIVE PLAN

Name	Employee #:

Address	Grant #:

City, State Postal

Location: BOARD	Appendix A

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the individual named above (the “Optionee”), a non-qualified stock option grant (the “Option”) under the Company’s 2000 Equity Incentive Plan (the “Plan”), to purchase the total number of shares set forth below of common stock of the Company (the “Option Shares”) at the exercise price set forth below (the “Exercise Price”). The Option is subject to all the terms and conditions of the Nonqualified Stock Option Grant including the terms and conditions in the attached Appendix A (the “Grant”) and the Plan, the provisions of which are incorporated herein by reference. The principal features of the option are as follows:

Number of Option Shares:	Exercise Price:
Date of Grant:	Expiration Date:
Vest Start Date:

Subject to the terms and conditions of the Plan and the Grant, this Option will first vest and become exercisable as to 100% of the underlying Option Shares, on the earlier of (i) the [NEXT SUBSEQUENT] Annual Meeting of Stockholders or (ii) 12 months from Vest Start Date. Optionee may then exercise the option with respect to vested Option Shares at any time until expiration or cancellation.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE OPTION.

ELECTRONIC ARTS INC.

/s/ Stephen G. Bené
Stephen G. Bené Senior Vice President, General Counsel

ACCEPTANCE:

Optionee hereby acknowledges that a copy of the Plan and a copy of the Prospectus as amended are available upon request from the Stock Administration department and can also be accessed electronically. Optionee represents that Optionee has read and understands the terms and conditions thereof, and accepts the Option subject to all the terms and conditions of the Plan and the Grant. Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option and that Optionee should consult a tax advisor prior to such exercise.

Name

Dir2007.rpt

ELECTRONIC ARTS INC.

Nonqualified Stock Option (the “Option”) Terms and Conditions (Director)

Under the 2000 Equity Incentive Plan

1. Form of Option Grant. Each Option granted under the Plan shall be evidenced by a Stock Option Grant (the “Grant”) in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of the Plan. Grants may be evidenced by paper copy or electronic copy.

2. Date of Grant. The date of grant of the Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the committee. The Grant representing the Option will be delivered to Optionee within a reasonable time after the granting of the Option. Copies of the Plan and Prospectus can be obtained by contacting the Stock Administration Department. Delivery may be made either by paper copy or electronically.

3. Exercise Price. The exercise price of the Option shall be determined by the Committee on the date the Option is granted.

4. Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted.

5. Restrictions on Exercise. Exercise of the Option is subject to the following limitations:

(a) The Option may not be exercised until the Plan has been approved by the stockholders of the Company as set forth in the Plan.

(b) The Option may not be exercised unless such exercise is in compliance with the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, all applicable state securities laws, and the requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed, as they are in effect on the date of exercise.

(c) The Option may be exercised even if there is outstanding, within the meaning of Section 422A(c)(7) of the Internal Revenue Code of 1954, as amended (the “Code”), any incentive stock option to purchase stock of the Company or its Parent or Subsidiary (as defined in the plan) that was granted to the Optionee before the grant of the Option.

6. Cancellation of Option.

(a) Except as provided in this section, the Option shall be cancelled in whole if Optionee ceases to be a member of the Board of Directors of the Company (a “Board Member”) and may not be exercised to the extent cancelled. If the Optionee ceases to be a Board Member for any reason except by death or disability, the Option, to the extent it is exercisable by the Optionee on the date on which the Optionee ceases to be a Board Member (the “Termination Date”), may be exercised by the Optionee within three (3) months after the Termination Date, but in no event later than the Expiration Date;

(b) If the Optionee ceases to be a Board Member because of the Retirement of the Optionee, as defined below, the Option, to the extent that it is exercisable on the Termination Date, may be exercised by the Optionee at any time prior to the earlier of (i) expiration of sixty (60) months from the Termination Date, and (ii) the Expiration Date. For the purposes of this Paragraph 6(b), “Retirement” means voluntary resignation as a Board Member by Optionee if Optionee’s age added to Optionee’s years of Service with the Company equals or exceeds sixty (60) years and Optionee has at least ten (10) years of service with the Company. For the purposes of this Paragraph 6(b), “Service” means term from date of election to the Board to Termination Date.

(c) If the Optionee ceases to be a Board Member because of the death of the Optionee or disability of the Optionee within the meaning of Section 22(e)(3) of the Code, the Option, to the extent that it is exercisable on the Termination Date, may be exercised by the Optionee (or the Optionee’s legal representative) at any time prior to the expiration of twelve months after the Termination Date, but in any event no later than the Expiration Date.

(d) Notwithstanding the provisions in subsection 6(a) above, if (i) the Optionee ceases to be a Board Member, and (ii) options transactions are not permitted due to the “trading window” (as described in the Company’s Policy on Securities Trades by Electronic Arts Personnel) being closed at the time the Optionee ceases to be a Board Member and remains closed during the entire Post-Termination Exercise Period (thereby preventing the immediate resale of Shares acquired upon exercise of the Option), then the Option, to the extent it is exercisable on the Termination Date, shall remain exercisable until ten (10) days after the date the Optionee is notified by the Company that the “trading window” has been opened; provided, however, that no Option will be exercisable later than the Expiration Date.

7. Manner of Exercise.

(a) The Option shall be exercisable by delivery to the Company of written notice in the form attached hereto as Exhibit A, or in such other form as may be approved by the Board of Directors of the Company, which shall set forth the Optionee’s election to exercise the Option, the number of Option Shares being purchased, and such other representations and agreements as to the Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

(b) Such notice shall be accompanied by full payment of the Exercise Price (i) in cash; (ii) by tender of shares of Common Stock of the Company having a fair market value equal to the Exercise Price; or (iii) a combination of the foregoing, provided that a portion of the exercise price equal to the par value of the Shares, if any, must be paid in cash or other legal consideration.

(c) Prior to the issuance of the Option Shares upon exercise of the Option, the Optionee must pay or make adequate provision for any applicable federal, state, or provincial withholding obligations of the Company.

(d) Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Option Shares registered in the name of the Optionee or the Optionee’s legal representative.

8. Compliance with Laws and Regulations. The issuance and transfer of Option Shares shall be subject to compliance by the Company and the Optionee with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

9. Transferability of Option. This Option may be transferred for estate or tax planning purposes only, provided that with respect to transfers of options for which the company will, in its reasonable option, forego or defer a tax deduction upon exercise of such option, Optionee may transfer a maximum under all Company option grants, options representing 100,000 shares. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of the Optionee.

10. Tax Consequences. Set forth below is a brief summary as of the date the form of grant was adopted of some of the federal and California tax consequences of exercise of the Option and disposition of the Shares. Additional information is included in the Prospectus for the Plan, as amended. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(a) Exercise. Upon exercise, Optionee will recognize compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The company may be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(b) Disposition of the Shares. For federal tax purposes, if the Shares are held for less than twelve (12) months after the date of transfer of the Shares pursuant to the exercise of a nonqualified stock option, any gain realized on the disposition of the Shares will be treated as a short-term capital gain. If the Shares are held for more than twelve (12) months any such gain will be treated as long-term capital gain.

11. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Grant shall be submitted by Optionee, Optionee’s employer, or the Company, forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Optionee, Optionee’s employer, and/or the Company.

12. Entire Agreement. The Exercise Notice and Agreement attached as Exhibit A and the Plan available upon request from the Stock Administration department and also accessible electronically is incorporated herein by reference. The Grant, the Plan and the Exercise Notice and Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

ELECTRONIC ARTS INC.

STOCK OPTION EXERCISE NOTICE AND AGREEMENT

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, CA 94065

Attention: Stock Administrator

1. Exercise of Option. The undersigned (the “Optionee”) hereby elects to exercise the Optionee’s option to purchase shares of the Common Stock (the “Option Shares”) of Electronic Arts Inc. (the “Company”) pursuant to the following grant (the “Grant”):

Plan: ________________________________________	Grant No.: ________________________________________
Date of Grant: ________________________________	No. of Option Shares to be purchased:___________________ _________________________________

2. Representations of Optionee. The Optionee hereby acknowledges, represents, and warrants that the Optionee has received, read, and understood the Plan and the Grant; and will abide by and be bound by the respective terms and conditions.

3. Compliance with Securities Laws. The Optionee understands and acknowledges that the exercise of any rights to purchase any Option Shares is expressly conditioned upon compliance with the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, all applicable state securities laws, and the requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed, as they are in effect on the date of exercise. The Optionee agrees to cooperate with the Company to ensure compliance with such laws.

4. Stop Transfer Notices. The Optionee understands and agrees that the Company may issue appropriate “stop transfer” instructions to its transfer agent to ensure compliance with any restrictions on transfer required by applicable laws or regulations.

5. Tax Consequences. THE OPTIONEE UNDERSTANDS THAT THE OPTIONEE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE OPTIONEE’S PURCHASE OR DISPOSITION OF THE OPTION SHARES. THE OPTIONEE REPRESENTS THAT THE OPTIONEE HAS CONSULTED WITH ANY TAX CONSULTANT(S) THAT THE OPTIONEE DEEMS NECESSARY IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE OPTION SHARES; AND THAT THE OPTIONEE IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

6. Payment. The Optionee herewith delivers to the Company the aggregate exercise price of the Option Shares that the Optionee has elected to purchase. In addition to the aggregate exercise price, the Optionee herewith delivers to the Company the amount of, or has made adequate provisions for, the withholding of applicable income tax, social insurance, and other taxes.

7. Cashless Exercise. If the cashless method of exercise is used, payment of the aggregate exercise price shall be made through a special sale and remittance procedure pursuant to which the Optionee provides irrevocable instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income tax, social insurance, and other taxes required to be withheld by the Company by reason of such exercise; and (b) the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

8. Entire Agreement. This Exercise Notice and Agreement, the Non-Qualified Stock Option Grant, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

9. Governing Law. This Exercise Notice and Agreement, the Non-Qualified Stock Option Grant, and the Plan shall be governed by, and subject to, the laws of the State of California, United States, except for that body of law pertaining to conflicts of laws.

OPTIONEE	ELECTRONIC ARTS INC.

By:	By:
Name:	Name:	Stephen G. Bené
	Title:	Senior Vice President, General Counsel
Date:	Date :

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD

2000 EQUITY INCENTIVE PLAN

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the Participant named above a Restricted Stock Unit Award (the “Award”) consisting of Restricted Stock Units issued under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of units set forth below of the Company’s Common Stock (the “Award Units”). The Award is subject to all the terms and conditions set forth herein, in the attached Appendix A, and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

Vesting Schedule: Subject to the terms and conditions of the Plan and Appendix A, the Award shall vest as to [VESTING TERMS] on which Participant is, and has remained continuously since the Award Date, employed by the Company or a Subsidiary (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the Vesting Schedule during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such vesting shall not exceed the maximum leave of absence period protected by local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise provided by local law.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

ELECTRONIC ARTS INC.

/s/ Stephen G. Bené
Stephen G. Bené Senior Vice President, General Counsel

ACCEPTANCE:

Participant hereby acknowledges that a copy of the Plan and a copy of the Prospectus, as amended, are available upon request from the Company’s Stock Administration department and can also be accessed electronically. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan and the Award. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a paper or electronic version to the Company within thirty (30) days otherwise the Company may, at its discretion, rescind the Award in its entirety.

APPENDIX A

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD (U.S. EMPLOYEES)

1. Award. Each Award Unit represents the unsecured right to receive one share of Electronic Arts Inc. common stock, $0.01 par value per share (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Restricted Stock Unit Award (“Award”) and the Electronic Arts’ 2000 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

2. No Shareholder Rights. The Award does not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Award shall remain forfeitable at all times prior to the date on which such rights become vested.

3. Conversion of Award Units; Issuance of Common Stock. No Shares of Common Stock shall be issued to Participant prior to the date on which the Award Units vest. After any Award Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, Common Stock in payment of such vested whole Award Units; provided, however, that in the event such Award Units do not vest on a day during which the Company’s Common Stock is quoted on the Nasdaq National Market (or traded on such other principal national securities market or exchange on which the Company’s Common Stock may then be listed) (“Trading Day”), the Company shall cause such Common Stock to be issued on the next Trading Day following the date on which such Award Units vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two (2) months after the date on which such Award Units vest. For purposes of this Award, the date on which vested Award Units are converted into Common Stock shall be referred to as the “Conversion Date.”

4. Fractional Award Units. In the event Participant is vested in a fractional portion of an Award Unit (a “Fractional Portion”), such Fractional Portion shall not be converted into a Share or issued to Participant. Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Award Units; provided, however, if Participant vests in a subsequent Fractional Portion prior to the final vesting date for the Award Units and such Fractional Portion taken together with a previous Fractional Portion accrued by Participant under this Award would equal or be greater than a whole Share, then such Fractional Portions shall be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Unit at the same time as the conversion of the remaining Award Units and issuance of Common Stock described in section 3 above.

5. Restriction on Transfer. Neither the Award Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise Participant’s rights and receive any property distributable with respect to the Award Units upon Participant’s death.

6. Termination of Employment.

(a) Forfeiture of Unvested Award Units Upon Termination of Employment, Other than Death or Disability. In the event that Participant’s employment or service is Terminated for any reason other than death or Disability and the Award Units are not yet fully vested as of the date of Termination, then the unvested Award Units shall be forfeited immediately upon such Termination, as described in Section 8(k) below.

(b) Termination of Employment Due to Death or Disability. If the Participant’s employment with the Company or Subsidiary is Terminated due to death or Disability after the first anniversary of the Award Date, a pro-rata portion of the Award Units, to the extent that the Award Units are partially vested on the Termination date (as described below), will be converted into Shares and issued to the Participant, or Participant’s legal representatives, beneficiaries, or heirs, as the case may be. If the Participant’s employment with the Company or Subsidiary is Terminated due to death or Disability, before the first anniversary of the Award Date, the entire Award shall be forfeited. In determining the pro-rata portion of the Award Units that are vested on the Termination date, the Committee will consider the number of months worked by Participant during the 12-calendar month period preceding the next anniversary of the Award Date under the following formula:

Number of Award Units scheduled to vest on the next anniversary of the Award Date multiplied by [Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Award Date] divided by 12

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Award Units shall be in whole Award Units only and will be binding on the Participant.

7. Forfeiture of Pro-Rata Portion of Award Units Upon Cessation of Full-Time Employment Status. Except as provided in this section, the Award Units shall be forfeited in part, if Participant ceases to be a full-time employee, but remains an employee of the Company or Subsidiary. If the Participant ceases to be a full-time employee for any reason other than Disability but remains an employee of the Company or Subsidiary, the number of Award Units shall be reduced by the result of the following formula:

Total number of unvested Award Units multiplied by [[X minus Y] divided by X]

Where X equals the number of hours in Participant’s regularly-scheduled workweek prior to ceasing to be a full-time employee, and Y equals the number of hours in Participant’s regularly-scheduled workweek after ceasing to be a full-time employee.

Unless otherwise determined by the Committee or required by local law, a Participant shall be deemed to be a “full-time” employee if Participant works not less than 40 hours per week or such other number of minimum hours per workweek then considered by the Company in its sole discretion to be “full-time”. The Award shall continue to vest as set forth in the Award, provided the Participant is continuously employed by the Company or Subsidiary during the relevant vesting period. If Participant later returns to a full-time employee status, the forfeited Award Units shall not be reinstated.

8. Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Award Units, or benefits in lieu of Award Units, even if Award Units have been granted repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or Participant’s employer or limit in any way the right of the Company or Participant’s employer to Terminate Participant’s employment or service relationship at any time, with or without cause.

(e) Participant’s participation in the Plan is voluntary;

(f) the Award Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Participant’s employer, and which is outside the scope of Participant’s employment or service contract, if any;

(g) the Award Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event may be considered as compensation for, or relating in any way to, past services for the Company or Participant’s employer;

(h) in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment or service contract or relationship with Participant’s employer or any Subsidiary;

(i) the future value of the underlying Shares of Common Stock is unknown and cannot be predicted with certainty;

(j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award Units or diminution in value of the Award Units or Shares of Common Stock received upon vesting of the Award Units resulting from Termination of Participant’s employment by the Company or Participant’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k) except as otherwise provided by the Committee, in the event of Termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive an Award and vest in the Award Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of his or her Award;

(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares of Common Stock; and

(m) Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

9. Tax Withholding. Regardless of any action the Company or Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other applicable taxes (“Tax Items”) in connection with the Award, Participant hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by Participant is and remains the responsibility of the Participant.

Participant acknowledges and agrees that the Company and/or Participant’s employer: (i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the Award Units, the subsequent sale of Shares of Common Stock acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax Items.

(a) Prior to delivery of Shares of Common Stock upon the vesting of the Award Units (“Award Shares”), Participant must pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer to satisfy all withholding obligations for Tax Items of the Company and/or Participant’s employer. In this regard, Participant authorizes the Company and/or Participant’s employer, at their discretion and if permissible under local law, to satisfy the obligations with regard to all Tax Items legally payable by Participant by one or a combination of the following:

(i) withholding Shares from the delivery of the Award Shares, provided that the Company only withholds a number of Shares with a Fair Market Value equal to or below the minimum withholding amount for Tax Items, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company issues no more than a single whole Share in excess of the minimum withholding obligation for Tax Items. For example, if the minimum withholding obligation for Tax Items is $225 and the Fair Market Value of the Common Stock is $50 per share, then the Company may withhold up to five (5) Shares from the delivery of Award Shares on the Conversion Date. The Company or the Participant’s employer will remit the total amount withheld for Tax Items to the appropriate tax authorities; or

(ii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or Participant’s employer; or

(iii) selling or arranging for the sale of Award Shares.

The Participant shall pay to the Company or Participant’s employer any amount of Tax Items that the Company or Participant’s employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to deliver the Award Shares if Participant fails to comply with his or her obligations in connection with the Tax Items as described in this section.

10. Compliance with Laws and Regulations. The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Common Stock if to do so would violate such requirements.

11. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award and any other Award materials by and among, as applicable, Participant’s employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and Participant’s employer may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by Participant or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant, Participant’s employer, or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant, Participant’s employer, and/or the Company.

14. Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.

15. Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

16. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

17. Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

18. Entire Agreement. The Award, including this Appendix A and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD WITH DEFERRAL FEATURE

2000 EQUITY INCENTIVE PLAN

Participant:	Grant Number:

Address: Address	Class:

City, State Postal

Location: BOARD

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the Participant named above a Restricted Stock Unit Award (the “Award”) with a deferral feature issued under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of units set forth below of the Company’s Common Stock (the “Award Units”). The Award is subject to all the terms and conditions set forth herein, in the attached Appendix A, and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

Number of Award Units:

Date of Restricted Stock Unit Award:

Vesting Schedule: Subject to the terms and conditions of the Plan and of Appendix A, the Award shall vest on the date of the annual stockholders meeting held in the calendar year following the Award Date on which Participant is, and has remained continuously since the Award Date, in the service of the Company as a member of the Company’s Board of Directors.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE RESTRICTED STOCK UNIT AWARD.

ELECTRONIC ARTS INC.

/s/ Stephen G. Bené
Stephen G. Bené Senior Vice President, General Counsel

ACCEPTANCE:

Participant hereby acknowledges that a copy of the Plan and a copy of the Prospectus, as amended, are available upon request from the Company’s Stock Administration department. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan and the Award. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a paper version to the Company within thirty (30) days otherwise the Company may, at its discretion, rescind the Award in its entirety.

Name

APPENDIX A

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD WITH DEFERRAL FEATURE

(NON-EMPLOYEE DIRECTORS)

1. Award. Each Award Unit represents the right to receive one share of Electronic Arts Inc. Common Stock, $0.01 par value per share (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Restricted Stock Unit Award (“Award”) and the Electronic Arts’ 2000 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

2. No Shareholder Rights. The Award does not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Award shall remain forfeitable at all times prior to the date on which such rights become vested.

3. Conversion of Award Units; Issuance of Common Stock.

(a) No Shares of Common Stock shall be issued to Participant prior to the date on which the Award Units vest. After any Award Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, Common Stock in payment of such vested whole Award Units; provided, however, that in the event such Award Units do not vest or are not otherwise distributable on a day during which the Company’s Common Stock is quoted on the Nasdaq Global Select Market (or traded on such other principal national securities market or exchange on which the Company’s Common Stock may then be listed) (“Trading Day”), the Company shall cause such Common Stock to be issued on the next Trading Day following the date on which such Award Units vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two (2) months after the date on which such Award Units vest. For purposes of this Award, the date on which vested Award Units are converted into Common Stock shall be referred to as the “Conversion Date.”

(b) Notwithstanding the foregoing, Participant may elect to defer payment of his or her Award Units. Any deferral election must be made no later than the last day of the calendar year preceding the year in which the Award is granted; provided, however, that a newly-eligible Participant may make a deferral election, provided that the election is made not more than thirty days after the Participant first becomes eligible for an Award under the Plan and applies only to that portion of the Award earned after the date the election is made.

(c) An election to defer payment of Awards will remain in effect until Participant modifies or revokes the election. Participant may modify or revoke the deferral election with respect to payment of future Awards, provided that the modification or revocation of the election is made not later than last day of the calendar year preceding the year in which the modification or revocation will become effective.

(d) Participant shall indicate on his or her initial deferral election the date on which the Participant elects to receive payment of his or her deferred Awards, provided that payment shall be made on (i) the fifth anniversary of the date the Award Units vest, (ii) the tenth anniversary of the date the Award Units vest, or (iii) the date Participant Separates from Service. Shares subject to deferred Awards are paid in a lump sum within two (2) months of the elected payment date.

(e) Notwithstanding Participant’s election to receive payment of his or her Award Units on the fifth or tenth anniversary of the vesting date, all Shares subject to vested Award Units shall be distributed within two (2) months following Participant’s Separation from Service.

(f) For purposes of this Appendix A, “Separation from Service” means termination of service with the Company as described in Section 409A of the Code.

(g) Notwithstanding any other provision of the Plan or this Appendix A to the contrary, no distribution shall be made that would constitute an impermissible acceleration of payments as defined in Section 409A(a)(3) of the Code and regulations promulgated thereunder.

4. Restriction on Transfer. Neither the Award Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise Participant’s rights and receive any property distributable with respect to the Award Units upon Participant’s death.

5. No Rights of Continued Service. Nothing in the Plan or the Award shall confer on Participant any right to continue in the service of, or other relationship with, the Company or limit in any way the right of the Company to terminate Participant’s service or other relationship at any time, with or without cause.

6. No Acquired Rights. The Participant agrees and acknowledges that:

(a) the Plan is discretionary and the Company can amend or cancel it at any time;

(b) participation in the Plan is voluntary and does not create any contractual or other right to receive future rights to Award Units or Shares;

(c) the right to Award Units or Shares under the Plan is not part of normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, bonuses, pension or retirement benefits or similar payments, if applicable;

(d) the future value of the Shares awarded under the Plan is unknown and cannot be predicted with certainty; and

(e) no claim or entitlement to compensation or damages arises from the termination of the right to receive Shares or diminution in value of the Shares awarded under the Plan and the Participant irrevocably releases the Company from any such claim that may arise.

7. Tax Withholding.

(a) The Company will assess its requirements regarding tax, social insurance, and other applicable taxes (“Tax Items”) in connection with the Award. These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, the Participant hereby acknowledges and agrees that the ultimate liability for Tax Items is the responsibility of the Participant. Participant acknowledges and agrees that the Company:

(i) makes no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including the subsequent sale of Shares acquired under the Plan; and

(ii) does not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax Items.

8. Tax Consequences. Set forth below is a brief summary as of the date the form of Award was adopted of some of the federal tax consequences of the Award, the vesting or deferral of the Award Units, and disposition of the Award Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT IS STRONGLY ADVISED TO CONSULT A TAX ADVISER.

(a) Vesting of Award Units. Upon the issuance of Award Shares to Participant following the vesting of Award Units or the deferral of the Award Units, Participant will recognize compensation income (taxable at ordinary income tax rates) equal to the Fair Market Value of the Award Shares on the Conversion Date.

(b) Disposition of the Award Shares. For federal tax purposes, if the Award Shares are held for twelve (12) months or less after the Conversion Date, any gain realized on the disposition of the Award Shares will be treated as a short-term capital gain. If the Award Shares are held for more than twelve (12) months any such gain will be treated as long-term capital gain.

(c) Section 409A of the Code imposes certain design and administrative rules on Restricted Stock Units with a deferral feature granted after December 31, 2004. If these rules are violated, deferred amounts will be subject to tax at ordinary income rates immediately upon such violation and will be subject to penalties equal to (i) 20% of the amount deferred and (ii) interest at a specified rate on the under-payment of tax that would have occurred had the deferred compensation been included in gross income in the taxable year in which it was first deferred.

9. Compliance with Laws and Regulations.

(a) The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

(b) The Award is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under the Award shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Award that would cause the payment or settlement thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

10. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant and/or the Company.

11. Governing Law. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California.

12. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction or this Award.

13. Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

14. Termination of the Award.

(a) The Board, in its discretion, may terminate the deferral feature of the Award at any time and for any reason and may distribute the Shares subject to the deferred Award Units within the period beginning twelve months after the date the deferral feature is terminated and ending twenty-four months after the date the deferral feature is terminated, or pursuant to Section 3(d) or 3(e) if earlier. If the deferral feature of this Award is terminated and the Shares subject to the deferred Award Units are distributed, the Company shall terminate all substantially similar non-qualified deferred equity compensation arrangements with respect to all participants and shall not adopt a new, similar non-qualified deferred equity compensation arrangement for at least five years after the date the deferral feature is terminated, in accordance with Section 409A of the Code and the regulations promulgated thereunder.

(b) The deferral feature of this Award shall automatically terminate upon a dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the Shares subject to the deferred Award Units are distributed and included in the gross income of the Participant by the latest of (i) the calendar year in which the deferral feature is terminated or (ii) the first calendar year in which payment of the deferred Award Units is administratively practicable.

(c) The Board, in its discretion, may terminate the deferral feature of the Award thirty days prior to or twelve months following a Change in Control (as defined in Attachment 1) and distribute the Shares subject to the deferred Award Units within the twelve-month period following the termination of the deferral feature. If the deferral feature of the Award is terminated and the Shares subject to the deferred Award Units are distributed, the Company shall terminate all substantially similar non-qualified deferred equity compensation arrangements sponsored by the Company and all of the benefits of the terminated arrangements shall be distributed within twelve months following the termination of the arrangements.

15. Entire Agreement. The Award, including this Appendix A, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

ATTACHMENT 1

A “Change in Control” means any one of the following events:

(i) Any one person, or more than one person acting as group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to a cause a Change in Control of the Company;

(ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company;

(iii) A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that for purposes of this paragraph no other corporation is a majority shareholder of the Company;

(iv) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to such

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD

2000 EQUITY INCENTIVE PLAN

NAME OF PARTICIPANT

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants on the date hereof (the “Award Date”) to the Participant named above a Restricted Stock Unit Award (the “Award”) consisting of Restricted Stock Units issued under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of units set forth below of the Company’s Common Stock (the “Award Units”). The Award is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code. The Award is subject to all the terms and conditions set forth herein, in the attached Appendix A, Appendix B, Appendix C, Appendix D, Appendix E and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

NUMBER OF AWARD UNITS: __________________________

Vesting Schedule: Subject to the terms and conditions of the Plan, Appendix A and this paragraph, the Award Units shall vest upon the certification by the Committee (as described below) of the attainment of the performance goals (the “Goals”) set forth in Appendix C, provided Participant is, and has remained continuously since the Award Date through the Vesting Date (as defined below), employed by the Company or a Subsidiary (or such later date as may result from suspended vesting as provided below). Participant shall not be considered to have terminated employment for purposes of the vesting requirements during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such period shall not exceed the maximum leave of absence period protected by local law. As soon as reasonably practicable following the Company’s public release of quarter-end or year-end financial statements indicating that a Goal may have been achieved, the Committee shall determine and certify in accordance with the requirements of Section 162(m) of the Code the attainment, if any, of each Goal based on the performance criteria that comprise the Goals and as further provided in the minutes of the Committee meeting in which the Goals were approved. Upon certification by the Committee of attainment of a Goal, the number of Award Units applicable to such Goal (as set forth in Appendix C) shall vest (the “Vesting Date”) ; provided, however, that the Committee retains negative discretion to reduce any and all Award Units that would otherwise vest as a result of performance measured against the Award Goals. The Committee may not increase the number of Award Units that may vest as a result of the performance measured against the Award Goals.

PLEASE READ ALL OF APPENDIX A, APPENDIX B (IF ANY), APPENDIX C, APPENDIX D AND APPENDIX E WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

ELECTRONIC ARTS INC.

/s/ Stephen G. Bené
Stephen G. Bené Senior Vice President and General Counsel	DATE

ACCEPTANCE:

By accepting this Award and signing below, Participant hereby acknowledges that a copy of the Plan and a copy of the Prospectus, as amended, are available upon request from the Company’s Stock Administration department and can also be accessed electronically. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan, the Award, including appendices thereto. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a paper or electronic version to the Company within thirty (30) days. Otherwise the Company may, at its discretion, rescind the Award in its entirety.

Participant Name

2

APPENDIX A

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD (NON-U.S. EMPLOYEES)

1. Award. Each Award Unit represents the unsecured right to receive one share of Electronic Arts Inc. common stock, $0.01 par value per share (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Restricted Stock Unit Award (“Award”), including Appendix B for Participant’s country (if any) and the Electronic Arts’ 2000 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award, including appendices thereto, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

2. No Shareholder Rights. The Award does not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Award shall remain forfeitable at all times prior to the date on which such rights become vested.

3. Conversion of Award Units; Issuance of Common Stock. No Shares of Common Stock shall be issued to Participant prior to the Vesting Date. After any Award Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, Common Stock in payment of such vested whole Award Units; provided, however, in no event shall the Company cause such Shares to be issued later than two (2) months after the Vesting Date. For purposes of this Award, the date on which vested Award Units are converted into Common Stock shall be referred to as the “Conversion Date.”

4. Fractional Award Units. In the event Participant is vested in a fractional portion of an Award Unit (a “Fractional Portion”), such Fractional Portion shall not be converted into a share or issued to Participant. Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Award Units; provided, however, if Participant vests in a subsequent Fractional Portion prior to the final vesting date for the Award Units and such Fractional Portion taken together with a previous Fractional Portion accrued by Participant under this Award would equal or be greater than a whole Share, then such Fractional Portions shall be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final Vesting Date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Unit at the same time as the conversion of the remaining Award Units and issuance of Common Stock described in section 3 above.

5. Restriction on Transfer. Neither the Award Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise Participant’s rights and receive any property distributable with respect to the Award Units upon Participant’s death.

6. Forfeiture Upon Termination of Employment. Except as provided in Section 8(b) hereof, in the event that Participant’s employment or service is Terminated for any reason, any unvested Award Units that are not yet vested as of the date of Termination shall be forfeited immediately upon such Termination, as described in Section 10(l) below.

7. Forfeiture Upon Termination of Performance Period. Any Award Units that have not vested as of the expiration of the Performance Period shall be forfeited.

8. Change of Control.

(a) Upon a Change of Control prior to the expiration of the Performance Period, any Award Units that are not vested as of the date of the Change of Control shall thereafter vest on June 30, 2011, and the Vesting Date and all requirements applicable thereto shall no longer have any force or effect for purposes of determining the vesting of the Award Units.

(b) Notwithstanding any provision to the contrary under the Electronic Arts Inc. Key Employee Continuity Plan (the “Continuity Plan”) or subsection (a) above, and subject to the timely execution, return, and non-revocation of a Severance Agreement and Release, any Award Units that are not vested, shall automatically vest: (i) as of the date of the Participant’s Termination of employment with the Company if such Termination occurs during the time period beginning on the Change of Control and ending on the first anniversary of the Change of Control; and provided further that the Termination is initiated by the Company without Cause, or by Participant for Good Reason (as these terms are defined in Appendix C); or (ii) as of the date of the Change of Control if a Participant’s employment is Terminated during the two (2) months immediately preceding a Change of Control; and provided further that the Termination is initiated by the Company without Cause, and such Termination is made in connection with the Change of Control, as determined by the Committee in its sole discretion; provided that in the case of either clause (i) or clause (ii) of this provision, such employment Termination meets the criteria for a “separation from service” as defined in Treas. Reg. §1.409A-1(h).

(c) Anything to the contrary in this Award or the Plan notwithstanding, in the event that following the Award Date and prior to a Change of Control the Committee determines, in its sole discretion, that the Award would fail to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code because of the provisions of Section 8(b) the Committee may adopt such amendments (including with retroactive effect) to the provisions of Section

8(b), including eliminating the effect of the provisions of Section 8(b), that the Committee reasonably determines, in its sole discretion, are required to preserve the treatment of the Award as qualified performance-based compensation under Section 162(m) of the Code prior to a Change of Control . Notwithstanding the foregoing, nothing in the proceeding sentence provides the Committee with any rights or discretion that is not itself permitted under Section 162(m).

9. Section 280G Provision. If Participant, upon taking into account the benefit provided under this Award and all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (collectively, the “280G Payments”), would be subject to the excise tax under Section 4999 of the Code, notwithstanding any provision of this Award to the contrary, Participant’s benefit under this Award shall be reduced to an amount equal to (i) 2.99 times Participant’s “base amount” (within the meaning of Section 280G of the Code), (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to Participant (taking into account all applicable federal, state and local taxes including the excise tax under Section 4999 of the Code). Participant’s benefit hereunder shall be reduced prior to any benefit owing to Participant under the Continuity Plan may be reduced pursuant to Section 2.11 of the Continuity Plan. Unless the Company and Participant otherwise agree in writing, all determinations required to be made under this Section 9, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the events giving rise to the payment of such benefits (the “Accountants”). For the purposes of making the calculations required under this Section 9, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10. Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Award Units, or benefits in lieu of Award Units, even if Award Units have been granted repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or Participant’s employer or limit in any way the right of the Company or Participant’s employer to Terminate Participant’s employment or service relationship at any time, with or without cause;

(e) Participant’s participation in the Plan is voluntary;

(f) the Award Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Participant’s employer, and which is outside the scope of Participant’s employment or service contract, if any;

(g) notwithstanding any other provisions of the Plan or this Award, this Award is intended to provide tax-qualified performance based compensation in accordance with Section 162(m)(4)(C) of the Code to Participant. Accordingly, this Award shall be construed consistent with that intent;

(h) the Award Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event may be considered as compensation for, or relating in any way to, past services for the Company or Participant’s employer;

(i) in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment or service contract or relationship with Participant’s employer or any Subsidiary;

(j) the future value of the underlying Shares of Common Stock is unknown and cannot be predicted with certainty;

(k) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award Units or diminution in value of the Award Units or Shares of Common Stock received upon vesting of the Award Units resulting from Termination of Participant’s employment by the Company or Participant’s employer (for any reason whatsoever and whether or not in breach of local labor laws), and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(l) except as otherwise provided by the Committee or pursuant to Section 8(b) hereof, in the event of Termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive an Award and vest in the Award Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of his or her Award;

(m) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares of Common Stock; and

(n) Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

11. Tax Withholding. Regardless of any action the Company or Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other applicable taxes (“Tax Items”) in connection with the Award, Participant hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by Participant is and remains the responsibility of Participant.

(a) Participant acknowledges and agrees that the Company and/or Participant’s employer: (i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the Award Units, the subsequent sale of Shares of Common Stock acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax Items.

(b) Prior to delivery of Shares of Common Stock upon the vesting of the Award Units (“Award Shares”), Participant must pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer to satisfy all withholding obligations for Tax Items of the Company and/or Participant’s employer. In this regard, Participant authorizes the Company and/or Participant’s employer, at their discretion and if permissible under local law, to satisfy the obligations with regard to all Tax Items legally payable by Participant by one or a combination of the following:

(i) withholding Shares from the delivery of the Award Shares, provided that the Company only withholds a number of Shares with a Fair Market Value equal to or below the minimum withholding amount for Tax Items, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company issues no more than a single whole Share in excess of the minimum withholding obligation for Tax Items. For example, if the minimum withholding obligation for Tax Items is $225 and the Fair Market Value of the Common Stock is $50 per share, then the Company may withhold up to five (5) Shares from the delivery of Award Shares on the Conversion Date. The Company or Participant’s employer will remit the total amount withheld for Tax Items to the appropriate tax authorities; or

(ii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or Participant’s employer; or

(iii) selling or arranging for the sale of Award Shares.

Participant shall pay to the Company or Participant’s employer any amount of Tax Items that the Company or Participant’s employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to deliver the Award Shares if Participant fails to comply with his or her obligations in connection with the Tax Items as described in this section.

12. Compliance with Laws and Regulations. The issuance and transfer of Common Stock shall be subject to compliance by the Company and Participant with all applicable requirements of federal, state and non-U.S. laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Common Stock if to do so would violate such requirements.

13. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award and any other Award materials by and among, as applicable, Participant’s employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and Participant’s employer may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by Participant or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

14. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant, Participant’s employer, or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on Participant, Participant’s employer, and/or the Company.

16. No Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.

17. Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

19. Language. If Participant has received this Award agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control unless otherwise prescribed by local law.

20. Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

21. Entire Agreement. The Award, including the appendices thereto, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

APPENDIX B

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD (NON-U.S. EMPLOYEES)

CANADA

Consent to Receive Information in English for Quebec Participants

The parties acknowledge that it is their express wish that the Award, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Award Units Payable Only in Shares

Award Units granted to Participants in Canada shall be paid in Shares only and do not provide any right for Participant to receive a cash payment, notwithstanding any discretion contained in the Plan, or any provision in the Award to the contrary.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Securities Law Information

The offering of RSUs is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

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APPENDIX C

PERFORMANCE PERIOD, PERFORMANCE GOALS AND PERFORMANCE MEASURE

Performance Period

The measurement period for the Award Units shall be the period beginning April 1, 2008 and ending on the last day of the fiscal quarter ending nearest to June 30, 2011 (the “Performance Period”).

Performance Goals

The following Goals must be attained within the following time frames in order for the Participant to vest in the Award Units corresponding to the Goal: Goal 1 shall be attained if the entire Performance Measure requirement applicable to Goal 1 is achieved in its entirety over a period of four consecutive quarters ending no later than June 30, 2011. Goal 2 shall be attained if the entire Performance Measure requirement applicable to Goal 2 is achieved in its entirety over a period of four consecutive quarters ending no later than June 30, 2011. Goal 3 shall be attained if the entire Performance Measure requirement applicable to Goal 3 is achieved in its entirety over a period of four consecutive quarters ending no later than June 30, 2011.

•	Goal 1: [ ]

•	Goal 2: [ ]

•	Goal 3: [ ]

Performance Measure

The Performance Measure shall equal “Net Income” as adjusted for Non-GAAP adjustments disclosed in the Company’s Form 8-K (except for adjustments contemplated in the Form 8-K with respect to significant non-recurring items that may arise in the future unless disclosed below as “Additional Non-GAAP Adjustments”) with respect to the release of the Company’s quarterly earnings that was filed or furnished with the SEC immediately prior to the Award Date, and as adjusted in connection with a material acquisition of another company or business by the Company during the relevant 4-quarter measurement period (“Acquisition Adjustment”). The Acquisition Adjustment will be made if a portion of the purchase price is paid in stock and the total purchase price is in excess of $200 million, in which case the Performance Measure will be as calculated above, but shall be reduced by imputed interest on the amount equal to the fair value of such stock (as determined under Statement of Financial Accounting Standards No. 141 under U.S. Generally Accepted Accounting Principles (“GAAP”)) (the “Acquisition Stock Imputed Interest”). The Acquisition Stock Imputed Interest shall be reduced by (i) any stock-based compensation accounting charge included within the purchase price pursuant to U.S. GAAP related to options, restricted stock and restricted stock units assumed, and (ii) the value of any cash, cash equivalents, and short term securities on

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hand of the target as of the closing date. The imputed interest charge will be net of taxes. The imputed interest rate for each quarter will be 3-month LIBOR for such quarter. Additional Non-GAAP Adjustments include reversals of: acquisition-related costs related to a business combination as defined in SFAS No. 141 (revised); gains and losses on the sale of real estate; cumulative effect of accounting changes made in accordance with U.S. GAAP, and; impairment of long-lived assets made in accordance with U.S. GAAP.

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APPENDIX D

SUPPLEMENTAL DEFINITIONS

“Cause” means (i) the continued failure by Participant to substantially perform Participant’s duties with the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), (ii) the engaging by Participant in conduct which is demonstrably injurious to the Company or any of its affiliates, monetarily or otherwise, (iii) Participant committing any felony or any crime involving fraud, breach of trust or misappropriation or (iv) any breach or violation of any agreement or written code of conduct relating to Participant’s employment with the Company where the Company, in its sole discretion, determines that such breach or violation materially and adversely affects the Company or any of its affiliates.

“Change of Control” means the occurrence of an event as set forth in any one of the following paragraphs:

(i) any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the Beneficial Owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 50% or more of (X) the then outstanding shares of common stock of the Company or (Y) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board (the “Incumbent Board”): individuals who, as of the date of this Award, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date of this Award, or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any Subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (B) no Person will become the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 50% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation); and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (B) in which (or in any parent of such entity) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition); and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.

“Good Reason” means:

(i) the occurrence without Participant’s written consent, of any of the following on or after the date of a Change of Control:

A. a change in the location of Participant’s principal place of business by more than 50 miles when compared to Participant’s principal place of business immediately before the Change of Control; and

B. (1) a more than 10% reduction in Participant’s annual base salary in effect immediately before the Change of Control; (2) a more than 10% reduction in Participant’s target annual bonus or incentive opportunity from that in effect immediately before the Change of Control, or (3) a more than 10% reduction in Participant’s total target annual cash compensation, including without limitation, annual base salary and target annual bonus or incentive opportunity, from that in effect immediately before the Change of Control; and

(ii) [This section (ii) should be included for the following employees: the CEO, CFO, Chief Human Resources Officer, Executive Vice President of Legal and Business Affairs, Senior Vice President of Tax and Treasury, General Counsel and Chief Accounting Officer.] the occurrence without the affected Participant’s written consent, on or after the date of a Change of Control, of a material reduction in Participant’s authority, duties, or responsibilities, including, without limitation, a material diminution in the authority, duties, or responsibilities of the supervisor to whom Participant is required to report, which shall include a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation), when compared to Participant’s authority, duties, or responsibilities, or the authority, duties or responsibilities of the supervisor to whom Participant is required to report, immediately before the Change of Control.

Notwithstanding the foregoing, Good Reason shall exist only if the following conditions are met: (A) Participant gives the Company written notice of his or her intention to terminate employment with the Company for Good Reason; (B) such notice is delivered to the Company within 90 days of the initial existence of the condition giving rise to the right to terminate for Good Reason, and at least 30 days in advance of the date of termination; (C) the Company fails to cure the alleged Good Reason to the reasonable satisfaction of Participant prior to Participant’s termination, and (D) the events described in the preceding sentence, singly or in combination, result in a material negative change in Participant’s employment relationship with the Company, so that Participant’s termination effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code.

“Severance Agreement and Release” means the written separation agreement and release substantially in the form set forth in Appendix E, as may be amended from time to time.

APPENDIX E

FORM OF

SEVERANCE AGREEMENT AND RELEASE

This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”) is made as of [                        ], 200[_], by and between Electronic Arts Inc., a Delaware corporation, with its principal place of business at 209 Redwood Shores Parkway, Redwood City, California 94065-1175 (which together with its affiliates and subsidiaries, if any, will hereinafter collectively be called “Employer”) and [                                ], an individual residing at [                                    ] (“Employee”).

A. Employee has been employed by Employer since on or about [                            ]. [Employer and Employee have entered into a New Hire/Proprietary Information Agreement dated as of [                            ] (the “New Hire/Proprietary Information Agreement”)]1

B. The Electronic Arts Inc. Key Employee Continuity Plan (as such plan may be amended from time to time, the “Plan”) and the Electronic Arts Inc. Restricted Stock Unit Award (“Award”), dated [                    ] sets forth certain rights, benefits and obligations of the parties arising out of Employee’s employment by Employer and the severance of such employment in connection with a Change in Control as determined in accordance with the Plan and Award.

C. Employee recognizes that this Agreement will automatically be revoked and Employee shall forfeit any benefit to which he or she may be entitled under the Plan and Award unless Employee submits an executed copy of this Agreement [or similar agreement to be provided to persons employed by the Company outside the United States] to the Employer on or before [                    ].

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

1. Termination of Employment Relationship. The relationship between Employee and Employer shall terminate as of                              (the “Separation Date”). [Note that Separation Date cannot be later than the date the agreement is signed or the release will not provide the Company with full protection.]

[1]	To be included if Employee has signed a New Hire/Proprietary Information Agreement.

2. Employee Severance. In consideration of Employee’s undertakings set forth in this Agreement, Employer will pay Employee $[                                    ] in accordance with the terms of the Plan, plus such other benefits as are provided under the terms of the Plan, the Award and this Agreement. Such payment and benefits will be less all applicable deductions (including, without limitation, any federal, state or local tax withholdings). Such payment and benefits are contingent upon the execution of this Agreement by Employee and Employee’s compliance with all terms and conditions of this Agreement, the Plan and Award. Employee agrees that if this Agreement does not become effective, Employer shall not be required to make any further payments or provide any further benefits to Employee pursuant to this Agreement, the Plan and Award and shall be entitled to recover all payments and be reimbursed for all benefits already made or provided by it (including interest thereon). Except for Employee’s final paycheck and the amounts and benefits set forth herein and in the Plan, Employee acknowledges and agrees that Employer has already paid Employee any and all wages, salary, benefit payments and/or other payments owed to Employee from Employer, and that no further payments, amounts or benefits are owed or will be owed.

3. Release of Employer. In consideration of the obligations of Employer described in Paragraph 2 above, Employee hereby completely releases and forever discharges Employer, its related corporations, divisions and entities, its predecessors, successors, and assigns, and its and each of their officers, directors, employees and agents, (collectively referred to as the “Releasees”) from all claims, rights, demands, actions, liabilities and causes of action of any kind whatsoever, known and unknown, which Employee may have or have ever had against the Releasees (“claims”) including without limitation all claims arising from or connected with Employee’s employment by the Employer, whether based in tort or contract (express or implied) or on federal, state or local law or regulation. Employee has been advised that Employee’s release does not apply to any rights or claims that may arise after the date that this Agreement is signed by the Employee (the “Effective Date”). This Agreement shall not affect Employee’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of the release contained herein. [Note: release to be reviewed in each case for purposes of compliance with laws of applicable jurisdiction.]

4. Acknowledgment. Employee understands and agrees that this is a final release and that Employee is waiving all rights now or in the future to pursue any remedies available under any employment related cause of action against the Releasees, including without limitation claims of wrongful discharge, emotional distress, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, claims of violation of the California Labor Code and claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment. Employee further acknowledges and agrees that Employee has received all leave to which Employee is entitled under all federal, state, and local laws and regulations related to leave from employment, including, but not limited to, the Family and Medical Leave Act, the California Family Rights Act, and California worker’s compensation laws. [Note: release to be reviewed in each case for purposes of compliance with laws of applicable jurisdiction.]

5. Waiver of California Civil Code. Employee hereby expressly waives the provision of California Civil Code Section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.

Employee acknowledges that the waiver of this Section of the California Civil Code set forth above is an essential and material term of this release, and that Employee has read this provision, and intends these consequences even as to unknown claims which may exist at the time of this release.

6. Covenant Not to Sue. Employee represents that Employee has not filed or commenced any proceeding against the Releasees and agrees that at no time in the future will Employee file or maintain any charge, claim or action of any kind, nature and character whatsoever against the Releasees, or cause or knowingly permit any such charge, claim or action to be filed or maintained, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the matters covered by Paragraph 3 above, except as provided in the following sentence. Notwithstanding Employee’s release and waiver of remedies under the ADEA, this Agreement and the above covenant not to sue do not affect enforcement of the ADEA by the Equal Employment Opportunity Commission (“EEOC”), nor preclude Employee from (i) filing an ADEA charge with the EEOC, (ii) participating in an ADEA investigation or proceeding conducted by the EEOC, or (iii) initiating a proceeding regarding the enforceability of this Agreement with respect to ADEA rights and remedies. If Employee initiates any lawsuit or other legal proceeding in contravention of this covenant not to sue (other than a proceeding regarding the enforceability of this Agreement with respect to ADEA rights and remedies), Employee shall be required to immediately repay to Employer the full consideration paid to Employee pursuant to Paragraph 2 above, regardless of the outcome of Employee’s legal action.

7. Nondisclosure of Agreement. Employee will maintain the fact and terms of this Agreement and any payments made by Employer in strict confidence and will not disclose the same to any other person or entity (except Employee’s legal counsel, spouse and accountant) without the prior written consent of Employer. The parties agree that this confidentiality provision is a material term of this Agreement. A violation of the promise of nondisclosure shall be a material breach of this Agreement. It is acknowledged that in the event of such a violation, it will be impracticable or extremely difficult to calculate the actual damages and, therefore, the parties agree that upon a breach, in addition to whatever rights and remedies Employer may have at law and in equity, Employee will pay to Employer as liquidated damages, and not as a penalty, the sum of Five Hundred Dollars ($500.00) for each such breach and each repetition thereof.

[8. Return of Property; Confidentiality; Inventions. 2

(a) Employee represents that Employee does not have in Employee’s possession any records, documents, specifications, or any confidential material or any equipment or other property of Employer.

(b) Employee represents that Employee has complied with and will continue to comply with Paragraphs 3 and 4 of the New Hire/Proprietary Information Agreement pertaining to Proprietary Information (as defined therein), and will preserve as confidential all confidential information pertaining to the business of Employer and its customers and licensees.

(c) Employee represents that Employee has complied with and will continue to comply with Paragraphs 5 and 6 of the New Hire/Proprietary Information Agreement pertaining to Inventions (as defined therein).]

[8. Return of Property; Confidentiality; Inventions.

(a) Employee represents that Employee does not have in Employee’s possession any records, documents, specifications, or any confidential material or any equipment or other property of Employer.

(b) Employee understands and acknowledges that all Proprietary Information (as defined below) is the sole property of Employer and its assigns. Employee hereby assigns to Employer any rights Employee may have in all Proprietary Information. At all times, Employee shall keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of Employer. Employee represents that Employee has delivered to Employer all materials, documents and data of any nature containing or pertaining to any Proprietary Information and has not taken and will not take with Employee any such materials, documents or data or any reproduction thereof. “Proprietary Information” means any information of a confidential or secret nature that may have been learned or developed by Employee during the period of Employee’s employment by Employer and which (i) relates to the business of Employer or to the business of any customer or supplier of Employer, or (ii) has been created, discovered or developed by, or has otherwise become known to Employer and has commercial value in the business in which Employer is engaged. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts, personnel information and customer lists.

[2]	To be used for Employees who have signed a New Hire/Proprietary Information Agreement.

(c) Employee represents that Employee has disclosed or will disclose in confidence to Employer, or any persons designated by it, all Inventions (as defined below) that have been made or conceived or first reduced to practice by Employee during Employee’s employment with Employer (or thereafter if Invention uses Proprietary Information of Employer). All such Inventions are the sole and exclusive property of Employer and its assigns, and Employer and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Employee agrees to assist Employer in every proper way (but at Employer’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Employee has executed or will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefore and enforcing same, as Employer may desire, together with any assignments thereof to Employer or to persons designated by Employer. Employer shall compensate Employee at a reasonable rate for any time after the Separation Date actually spent by Employee at Employer’s request on such assistance. “Inventions” means all inventions, improvements, original works or authorship, formulas, processes, computer programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or first reduced to practice or learned by Employee, whether or not in the course of Employee’s employment.

[(d) Employee has been notified and understands that the provisions of Paragraph 8(c) above do not apply to an Invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

(i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.]3 ]4

[3]	Subsection (d) is to be included for California employees only.

[4]	To be used for Employees who have NOT signed a New Hire/Proprietary Information Agreement.

9. Non-Disparagement. Without limiting the foregoing, Employee agrees that Employee will not make statements or representations to any other person, entity or firm which may cast Employer, or its directors, officers, agents or employees, in an unfavorable light, which are offensive, or which could adversely affect Employer’s name or reputation or the name or reputation of any director, officer, agent or employee of Employer. The parties agree that the provisions of this Paragraph 9 are material terms of this Agreement.

10. Cooperation with Employer. Employee agrees that Employee will cooperate with Employer, its agents, and its attorneys with respect to any matters in which Employee was involved during Employee’s employment with Employer or about which Employee has information, will provide upon request from Employer all such information or information about any such matter, and will be available to assist with any litigation or potential litigation relating to Employee’s actions as an employee of Employer.

11. Non-Solicitation. [In accordance with the terms of the New Hire/Proprietary Information Agreement, until]5/[Until]6 the [first] anniversary of the Separation Date, Employee agrees not to recruit, solicit or induce, or attempt to induce, any employee or employees of Employer to terminate their employment with, or otherwise cease their relationship with, Employer.

12. No Assignment By Employee. This Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.

13. Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties. Further, each party shall bear its own attorney’s fees and costs incurred in connection with the arbitration.

14. Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the non-breaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder. Notwithstanding Paragraph 13, above, the parties may seek injunctive relief through the civil court rather than through private arbitration if necessary to prevent irreparable harm.

[5]	To be used for Employees who have signed a New Hire/Proprietary Information Agreement.

[6]	To be used for Employees who have NOT signed a New Hire/Proprietary Information Agreement.

15. No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or Employer. Both parties expressly disclaim any liability for claims by the other.

16. Consultation With Counsel and Time to Consider. Employee has been advised to consult an attorney before signing this Agreement. Employee acknowledges that Employee has been given the opportunity to consult counsel of Employee’s choice before signing this Agreement, and that Employee is fully aware of the contents and legal effect of this Agreement. Employee acknowledges that Employer has provided Employee with a list, which is Attachment A to this Agreement, of the job titles and ages of all employees being terminated on the Separation Date as well as the ages of the employees with the same titles who are not being terminated (“OWBPA Information”). Employee has been given [21/45] days from receipt of the OWBPA Information to consider this Agreement.

17. Right to Revoke.

(a) Employee and Employer have seven days from the date Employee signs this Agreement to revoke it in a writing delivered to the other party. After that seven-day period has elapsed, this Agreement is final and binding on both parties.

(b) Employee acknowledges and understands that if Employee fails to provide the Employer with an executed copy of this Agreement by the date indicated in paragraph C on the first page of this Agreement, Employer’s offer to enter into this Agreement and/or its execution of this Agreement is automatically revoked and Employee shall forfeit all rights under the Plan and Award.

18. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Employer and Employee consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving Employer’s goodwill and proprietary rights, if any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19. Entire Agreement. This Agreement together with the Plan, Award [and the New Hire/Proprietary Information Agreement]7 represents the complete understanding of Employee and Employer with respect to the subject matter herein.

20. Notices. Notices or other communications given pursuant to this Agreement shall be given in accordance with the Plan.

[7]	To be included for Employees who have signed a New Hire/Proprietary Information Agreement.

21. Governing Law. This Agreement will be construed and enforced in accordance with the laws of [                            ].

22. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

BY SIGNING THIS AGREEMENT, YOU STATE THAT:

(a) YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

(b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER THE ADEA;

(c) YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;

(d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;

(e) YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

(f) THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS AS OF ITS EFFECTIVE DATE, AND NO CLAIMS ARISING AFTER ITS EFFECTIVE DATE ARE WAIVED OR RELEASED IN THIS AGREEMENT.

[ELECTRONIC ARTS INC.]		[EMPLOYEE NAME]

By:		Signature:
	Name: [ ] Title: General Counsel		Date: ________________________

By:
Name: [ ] Title: Chief Human Resources Officer

Attachment A to Severance Agreement and Release

This notice contains the information that is required to be provided to you by the Older Workers Benefit Protection Act.

The following is a listing of the job titles and ages of (a) persons who were selected for termination and offered enhanced severance benefits for signing the Severance Agreement and Release, and (b) all individuals in the same job classification or organizational unit who were not selected:

Table 1 - Positions Selected or Eligible for Severance Package

Job Class or Group	Job Title	Age

Table 2 - Positions Not Selected or Ineligible for Severance Package

Job Class or Group	Job Title	Age